Exhibit 10-G-2

Amendment to Description of Director Compensation as of July 1, 2013

On July 11, 2013, the Board of Directors approved an increase in the Presiding Director, Audit Committee chair, and Compensation Committee chair fees.
Specifically, the Board approved:

•	An increase in the annual Presiding Director fee to $30,000 from $25,000.

•	An increase in the annual Audit Committee and Compensation Committee chair fees to $25,000 from $15,000.

A review of director compensation at companies similarly situated to Ford indicated that the Audit Committee and Compensation Committee chair fees were below competitive levels. The Presiding Director fee was increased in recognition of the increased responsibilities of that position. The Board approved the additional compensation for the Audit Committee and Compensation Committee chairs and the Presiding Director as shown above and considers the fees to be reasonably competitive with leading companies.